Exhibit 99.1

100 N. Broadway Ave

Oklahoma City, OK 73102

www.bancfirst.bank

FOR IMMEDIATE RELEASE

Thursday, April 21, 2022

BANCFIRST CORPORATION REPORTS FIRST QUARTER EARNINGS

BancFirst Corporation (NASDAQ GS:BANF) reported net income of $35.9 million, or $1.08 diluted earnings per share, for the first quarter of 2022 compared to net income of $42.5 million, or $1.27 diluted earnings per share, for the first quarter of 2021. The Company’s net interest income for the first quarter of 2022 decreased to $75.5 million compared to $77.2 million for the quarter ended March 31, 2021. The decrease was due to the decline of PPP fee income of approximately $8.1 million, partially offset by the increase in interest income on debt securities of $2.0 million, an increase of $1.2 million related to interest-bearing deposits at the Federal Reserve and $1.7 million in net interest income related to the Worthington acquisition. The net interest margin for the quarter was 2.78% compared to 3.36% a year ago. The decrease in margin was due to lower PPP fees earned during the quarter and an increase in cash held at the Federal Reserve. For the first quarter of 2022 a provision of $2.9 million was recorded, which was substantially related to acquired loans during the quarter, compared to no provision for credit losses recorded for March 31, 2021. Noninterest income for the quarter totaled $43.7 million, compared to $39.9 million last year. The increase in noninterest income was mostly attributable to $4.9 million of income resulting from the application of equity method accounting related to an equity interest received in the process of a loan collection, along with a $2.0 million increase in income from service charges on deposits and $1.4 million increase in insurance commissions. The increase in non-interest income was partially offset by an unrealized loss of $4.0 million on bonds resulting from the sale of $226 million of low yielding securities, which were subsequently reinvested, and a $2.6 million gain on sale of other assets in the first quarter last year. Noninterest expense for the quarter increased to $72.5 million compared to $65.0 million last year because of the increase in salaries and employee benefits of approximately $4.4 million and other expenses related to the Worthington acquisition. The Company’s effective tax rate was 17.8% compared to 18.5% for the first quarter of 2021. The lower effective tax rate was driven by the exercising of stock options during the quarter and a lower state income tax rate.

At March 31, 2022, the Company’s total assets were $12.6 billion, an increase of $3.2 billion from December 31, 2021. Debt securities of $1.2 billion were up $677.2 million from December 31, 2021. Loans totaled $6.5 billion, an increase of $313.8 million from December 31, 2021. Loans increased $260.9 million due to the acquisition of Worthington. At March 31, 2022, the balance of the PPP loans was $30.4 million, compared to $80.4 million at December 31, 2021. Deposits totaled $11.3 billion, an increase of $3.2 billion from December 31, 2021. The increase in assets and deposits from December 31, 2021, was primarily related to the return in off-balance sheet sweep accounts related to the Company’s year-end sweep program. Off-balance sheet sweep accounts were $2.9 billion at March 31, 2022 compared to $5.1 billion at December 31, 2021. The Company’s total stockholders’ equity was $1.2 billion, a decrease of $3.9 million over December 31, 2021. The decrease in stockholders equity was due to unrealized losses in other comprehensive income.

Nonaccrual loans represented 0.27% of total loans at March 31, 2022, down from 0.34% at year-end 2021. The allowance for credit losses to total loans was 1.34% at March 31, 2022, down from 1.36% at and year-end 2021, and the allowance for credit losses to nonaccrual loans was approximately 500% compared to 402% at year-end 2021. At March 31, 2022, the Company’s nonaccrual loans were $17.5 million compared to $20.9 million at year-end 2021.

BancFirst Corporation CEO David Harlow commented, “We were pleased to close on the acquisition of Worthington National Bank during the quarter bringing total assets in Texas to approximately $2 billion providing a strong platform for future growth in the DFW market. Overall, the Company performed well in the quarter with the expectation for future margin expansion as the Fed continues to implement its planned tightening. With the pandemic seemingly in the rearview mirror, our attention has turned to whether the Fed is successful in walking the fine line of taming inflation without causing a recession. In the meantime we will continue to focus on what we can control, the most important of which is taking care of and expanding our customer base in the communities that we serve.”

On February 8, 2022, BancFirst Corporation acquired Worthington National Bank (“Worthington”). Worthington is a national bank chartered by the Office of the Comptroller of the Currency (OCC) with one location in Arlington, Texas, one location in Colleyville, Texas and two Fort Worth, Texas locations. At acquisition Worthington had approximately $488 million in total assets, $261 million in loans and $430 million in deposits. Upon acquisition, Worthington continued to operate as “Worthington National Bank” under a separate OCC charter and remain a separate subsidiary of BancFirst Corporation governed by its existing board of directors. BancFirst Corporation intends to provide an appropriate amount of capital or other support to increase Worthington’s ability to approve larger loans and allow Worthington to continue to grow earning assets.

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company. The Company operates three subsidiary banks, BancFirst, an Oklahoma state-chartered bank with 108 banking locations serving 59 communities across Oklahoma, Pegasus Bank, with three banking locations in Dallas, TX and Worthington National Bank with one location in Arlington, Texas, one location in Colleyville, Texas and two Fort Worth, Texas locations. More information can be found at www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management’s current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

For additional information call:

Kevin Lawrence, Chief Financial Officer at (405) 270-1003 or

David Harlow, Chief Executive Officer at (405) 270-1082.

BancFirst Corporation

Summary Financial Information

(Dollars in thousands, except per share and share data - Unaudited)

	2022	2021	2021	2021	2021
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Condensed Income Statements:
Net interest income	$75,507	$75,898	$80,190	$82,363	$77,206
Provision for (benefit from) credit losses	2,936	(224)	1,483	(9,949)	—
Non-interest income:
Trust revenue	3,506	3,336	3,210	3,264	3,102
Service charges on deposits	21,375	22,095	21,706	20,524	19,100
Securities transactions	(3,915)	630	150	172	95
Income from sales of loans	1,666	1,545	1,594	2,133	2,010
Insurance commissions	7,427	6,075	6,666	5,015	5,989
Cash management	3,131	3,115	3,127	3,068	3,003
Other	10,460	8,897	3,333	10,442	6,636
Total noninterest income	43,650	45,693	39,786	44,618	39,935

Non-interest expense:
Salaries and employee benefits	43,932	42,887	42,267	41,992	39,577
Occupancy expense, net	4,403	4,521	5,086	4,528	4,348
Depreciation	4,775	4,708	4,207	4,133	3,877
Amortization of intangible assets	831	759	755	809	793
Data processing services	1,805	1,663	1,734	1,660	1,678
Net expense from other real estate owned	1,794	2,412	1,810	3,357	1,510
Marketing and business promotion	2,073	2,080	1,796	1,648	1,879
Deposit insurance	1,128	968	846	766	876
Other	11,771	16,783	11,713	15,130	10,425
Total noninterest expense	72,512	76,781	70,214	74,023	64,963
Income before income taxes	43,709	45,034	48,279	62,907	52,178
Income tax expense	7,794	6,866	9,529	14,715	9,658
Net income	$35,915	$38,168	$38,750	$48,192	$42,520
Per Common Share Data:
Net income-basic	$1.10	$1.17	$1.18	$1.47	$1.30
Net income-diluted	1.08	1.15	1.16	1.45	1.27
Cash dividends declared	0.36	0.36	0.36	0.34	0.34
Common shares outstanding	32,725,587	32,603,118	32,572,217	32,784,513	32,771,013
Average common shares outstanding -
Basic	32,666,916	32,585,784	32,744,104	32,779,227	32,756,852
Diluted	33,315,333	33,180,680	33,267,955	33,405,923	33,408,116
Performance Ratios:
Return on average assets	1.22%	1.33%	1.37%	1.79%	1.69%
Return on average stockholders’ equity	12.33	13.02	13.42	17.42	15.90
Net interest margin	2.78	2.87	3.09	3.32	3.36
Efficiency ratio	60.85	63.15	58.52	58.29	55.46

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2022	2021	2021	2021	2021
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Balance Sheet Data:

Total assets	$12,624,431	$9,405,612	$11,302,771	$11,015,287	$10,549,305
Interest-bearing deposits with banks	3,816,532	1,821,203	3,836,809	3,373,099	2,788,316
Debt securities	1,211,668	534,500	529,484	563,771	520,543
Total loans	6,507,977	6,194,218	6,037,886	6,207,262	6,380,108
Allowance for credit losses	(87,239)	(83,936)	(86,463)	(83,963)	(90,860)
Deposits	11,250,971	8,091,914	9,992,044	9,728,389	9,371,940
Stockholders' equity	1,167,802	1,171,734	1,146,874	1,131,591	1,094,671
Book value per common share	35.68	35.94	35.21	34.52	33.40
Tangible book value per common share (non-GAAP)(1)	29.60	30.80	30.04	29.35	28.27
Balance Sheet Ratios:
Average loans to deposits	59.72%	60.16%	61.56%	65.36%	70.84%
Average earning assets to total assets	91.92	92.13	92.13	92.01	91.54
Average stockholders' equity to average assets	9.86	10.19	10.22	10.25	10.64
Asset Quality Data:
Past due loans	$6,360	$4,964	$5,186	$4,386	$5,282
Nonaccrual loans (5)	17,453	20,892	26,607	29,802	35,326
Restructured loans	2,345	3,665	7,073	7,485	7,801
Total nonperforming and restructured loans	26,158	29,521	38,866	41,673	48,409
Other real estate owned and repossessed assets	39,729	39,553	39,060	40,183	30,320
Total nonperforming and restructured assets	65,887	69,074	77,926	81,856	78,729
Nonaccrual loans to total loans	0.27%	0.34%	0.44%	0.48%	0.55%
Nonaccrual loans to total Non-PPP loans (non-GAAP)(3)	0.27	0.34	0.46	0.51	0.62
Nonperforming and restructured loans to total loans	0.40	0.48	0.64	0.67	0.76
Nonperforming and restructured loans to total Non-PPP loans (non-GAAP)(3)	0.40	0.48	0.67	0.71	0.85
Nonperforming and restructured assets to total assets	0.52	0.73	0.69	0.74	0.75
Allowance to total loans	1.34	1.36	1.43	1.35	1.42
Allowance to total Non-PPP loans (non-GAAP)(3)	1.35	1.37	1.48	1.44	1.60
Allowance to nonaccrual loans	499.83	401.76	324.96	281.73	257.20
Allowance to nonperforming and restructured loans	333.51	284.33	222.46	201.48	187.69
Net charge-offs to average loans	0.00	0.03	0.01	0.06	0.01

Reconciliation of Tangible Book Value Per Common Share (non-GAAP)(2):

Stockholders' equity	$1,167,802	$1,171,734	$1,146,874	$1,131,591	$1,094,671
Less goodwill	173,798	149,922	149,922	149,922	149,922
Less intangible assets, net	25,456	17,566	18,325	19,283	18,206
Tangible stockholders’ equity (non-GAAP)	$968,548	$1,004,246	$978,627	$962,386	$926,543
Common shares outstanding	32,725,587	32,603,118	32,572,217	32,784,513	32,771,013
Tangible book value per common share (non-GAAP)	$29.60	$30.80	$30.04	$29.35	$28.27

(1) Refer to the “Reconciliation of Tangible Book Value per Common Share (non-GAAP)” Table.

(2) Tangible book value per common share is stockholders’ equity less goodwill and intangible assets, net, divided by common shares outstanding. This amount is a non-GAAP financial measure but has been included as it is considered to be a critical metric with which to analyze and evaluate the financial condition and capital strength of the Company. This measure should not be considered a substitute for operating results determined in accordance with GAAP.

Reconciliation of Non-PPP loan ratios (non-GAAP)(4):

Total loans	$6,507,977	$6,194,218	$6,037,886	$6,207,262	$6,380,108
Less PPP loans	30,438	80,412	201,208	368,620	713,714
Total Non-PPP loans (non-GAAP)	$6,477,539	$6,113,806	$5,836,678	$5,838,642	$5,666,394

Nonaccrual loans (5)	17,453	20,892	26,607	29,802	35,326
Nonaccrual loans to total Non-PPP loans (non-GAAP)	0.27%	0.34%	0.46%	0.51%	0.62%
Total nonperforming and restructured loans	26,158	29,521	38,866	41,673	48,409

Nonperforming and restructured loans to total Non-PPP loans (non-GAAP)	0.40%	0.48%	0.67%	0.71%	0.85%
Allowance for credit losses	(87,239)	(83,936)	(86,463)	(83,963)	(90,860)
Allowance to total Non-PPP loans (non-GAAP)	1.35%	1.37%	1.48%	1.44%	1.60%

(3) Refer to the “Reconciliation of Non-PPP loan ratios (non-GAAP)” Table.

(4) Nonaccrual loans to total Non-PPP loans is nonaccrual loans, divided by total loans less Paycheck Protection Program (PPP) loans. Nonperforming and restructured loans to total Non-PPP loans is nonperforming and restructured loans, divided by total loans less PPP loans. Allowance to total Non-PPP loans is allowance for credit losses, divided by total loans less PPP loans. These amounts are non-GAAP financial measures but have been included as they are considered critical metrics with which to analyze and evaluate the financial condition and capital strength of the Company. These measures should not be considered substitutes for operating results determined in accordance with GAAP.

(5) Government Agencies guarantee approximately $3.4 million of nonaccrual loans at March 31, 2022.

BancFirst Corporation

Consolidated Average Balance Sheets

And Interest Margin Analysis

Taxable Equivalent Basis

(Dollars in thousands - Unaudited)

	Three Months Ended
	March 31, 2022
		Interest	Average
	Average	Income/	Yield/
	Balance	Expense	Rate
ASSETS
Earning assets:
Loans	$6,359,795	$73,066	4.66%
Debt securities – taxable	1,105,222	3,781	1.39
Debt securities – tax exempt	4,774	34	2.93
Interest bearing deposits with banks and FFS	3,548,875	1,758	0.20
Total earning assets	11,018,666	78,639	2.89

Nonearning assets:
Cash and due from banks	269,015
Interest receivable and other assets	785,248
Allowance for credit losses	(85,228)
Total nonearning assets	969,035
Total assets	$11,987,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Transaction deposits	$942,178	$191	0.08%
Savings deposits	4,170,503	1,141	0.11
Time deposits	654,091	649	0.40
Short-term borrowings	2,459	1	0.12
Subordinated debt	85,992	1,030	4.86
Total interest bearing liabilities	5,855,223	3,012	0.21

Interest free funds:
Noninterest bearing deposits	4,883,050
Interest payable and other liabilities	67,688
Stockholders’ equity	1,181,740
Total interest free funds	6,132,478
Total liabilities and stockholders’ equity	$11,987,701
Net interest income		$75,627
Net interest spread			2.68%
Effect of interest free funds			0.10%
Net interest margin			2.78%